                                EXHIBIT 11


                     COMPUTATION OF PER SHARE EARNINGS
                                                           YEAR ENDED DECEMBER 31
                                                       1998         1997        1996
                                                      -------      -------     -------
                                                           (Amounts in thousands,
                                                           except per share amounts)
BASIC:

    Average shares outstanding                         13,486       13,427      13,388

    Net income                                        $26,046      $23,889     $22,003
                                                      =======      =======     =======


    Net income per common share                       $  1.93      $  1.78     $  1.64
                                                      =======      =======     =======

DILUTED:

    Average shares outstanding                         13,486       13,427      13,388

    Net effect of the assumed exercise of
    stock options-based on the treasury
    stock method using average market price               150          159         194
                                                      -------      -------     -------
                                                       13,636       13,586      13,582
                                                      =======      =======     =======

    Net income                                        $26,046      $23,889     $22,003
                                                      =======      =======     =======


    Net income per common share                       $  1.91      $  1.76     $  1.62
                                                      =======      =======     =======